Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS IMPROVED FIRST QUARTER 2018
REVENUES AND EARNINGS

	Three Months Ended March 31,
(In thousands, except per share amounts)	2018	2017	% Change
Total revenues	$562,684	$501,221	12%
Trucking revenues, net of fuel surcharge	364,188	330,489	10%
Werner Logistics revenues	117,420	99,853	18%
Operating income	35,115	25,972	35%
Net income	27,807	16,019	74%
Earnings per diluted share	0.38	0.22	73%

OMAHA, NEBRASKA, April 19, 2018 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported improved revenues and earnings for the first quarter ended March 31, 2018. Earnings per diluted share were $0.38 for first quarter 2018 compared to earnings per diluted share of $0.22 for first quarter 2017.

First quarter 2018 freight demand in our One-Way Truckload fleet was much stronger than normal for first quarter. Demand was consistently strong each month of first quarter 2018 and was broad-based geographically. Freight volumes thus far in April 2018 continue to be much stronger than normal.

Average revenues per tractor per week increased 6.8% in first quarter 2018 compared to first quarter 2017 due to a 10.0% increase in average revenues per total mile, partially offset by a 2.9% decrease in average miles per truck. The increase in average revenues per total mile was due primarily to higher contractual rates, more freight choices with higher rates and lane mix changes.

Our trucks and drivers experienced more severe weather than normal in first quarter 2018 that was caused by multiple winter storms and colder temperatures in the Eastern and Midwest regions of the U.S. compared to a relatively mild winter in first quarter 2017. We estimate the more challenging weather conditions reduced earnings by three cents per diluted share in first quarter 2018 compared to first quarter 2017. This included cost increases for higher insurance and claims due to an increase in event frequency and severity; higher equipment maintenance costs for towing, road calls, jump starts and other weather-related maintenance; more workers’ compensation claims related to weather incidents; higher fuel costs due to increased truck idling; and reduced revenue due to temporary closures of our driver training schools for severe weather.

Werner Enterprises, Inc. - Release of April 19, 2018

In first quarter 2018, we averaged 7,427 trucks in service in the Truckload Transportation Services (Truckload) segment and 43 intermodal drayage trucks in the Werner Logistics segment. We ended first quarter 2018 with 7,385 trucks in the Truckload segment, a year-over-year increase of 205 trucks and a sequential decrease of 50 trucks. Our Dedicated unit ended first quarter 2018 with 4,030 trucks (or 55% of our total Truckload segment fleet) compared to 3,710 trucks at the end of first quarter 2017. During first quarter 2018, we added several new Dedicated fleets.

We are continuing to invest in newer trucks and trailers in 2018 to improve our driver experience, raise operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was 1.9 years as of March 31, 2018. Net capital expenditures in first quarter 2018 were $55.5 million compared to $14.6 million in first quarter 2017. We expect net capital expenditures for 2018 to be in the range of $300 million to $350 million. This range allows for increased investment in our tractor and trailer fleet as a result of the Tax Cuts and Jobs Act of 2017. It reflects increased confidence in potential growth due to a strong Dedicated pipeline and overall market demand. Tractor allocations between fleets are made based on relative returns, and growth is dependent on improved margins and continued success attracting quality drivers in a difficult market.

The driver recruiting market is increasingly challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, an historically low national unemployment rate, aging truck driver demographics and increased truck safety regulations including the regulation changes for electronic logging devices. We continue to take significant actions to strengthen our driver recruiting and retention to make Werner a preferred choice for the best drivers, including raising driver pay, maintaining a new truck and trailer fleet, purchasing best-in-class safety and training features for all new trucks, investing in our driver training school network and collaborating with customers to improve or eliminate unproductive freight. These efforts continue to have positive results on our driver turnover with our first quarter 2018 driver turnover percentage being one of the lowest in the last 20 years.

Due to growth in company trucks and a decline in independent contractor trucks in first quarter 2018 compared to first quarter 2017, both company truck miles increased and independent contractor miles decreased by approximately 5 million miles. This caused a shift in expense from rent and purchased transportation expense to most other operating expense categories in first quarter 2018 compared to first quarter 2017.

Gains on sales of assets were $2.7 million in first quarter 2018. This compares to gains on sales of assets of $1.4 million in first quarter 2017. In first quarter 2018, we sold slightly more trucks and fewer trailers than in first quarter 2017. We realized higher average gains per truck and higher average gains per trailer in first quarter 2018 compared to first quarter 2017. The used truck pricing market remained difficult but is beginning to show signs of improvement. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement. First quarter 2017 included an increase in depreciation expense of $2.6 million due to a reduction in the estimated residual values of certain trucks as a result of the weak used truck market.

Diesel fuel prices were 39 cents per gallon higher in first quarter 2018 than in first quarter 2017 and were 8 cents per gallon higher than in fourth quarter 2017. For the first 19 days of April 2018, the average diesel fuel price per gallon was 43 cents higher than the average diesel fuel price per gallon in the same period of 2017 and 55 cents higher than in second quarter 2017. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Werner Enterprises, Inc. - Release of April 19, 2018

Our effective income tax rate in first quarter 2018 of 21.3% was lower than our expected range of 25% to 26% due to the benefit of discrete federal and state income tax items. We expect our effective income tax rate to be in the range of 25% to 26% going forward.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and Werner Final Mile.

	Three Months Ended March 31,
	2018		2017
Werner Logistics (amounts in thousands)	$	%	$	%
Operating revenues	$117,420	100.0	$99,853	100.0
Rent and purchased transportation expense	100,276	85.4	84,317	84.4
Gross margin	17,144	14.6	15,536	15.6
Other operating expenses	14,387	12.3	12,487	12.5
Operating income	$2,757	2.3	$3,049	3.1

In first quarter 2018, Werner Logistics revenues increased $17.6 million, or 18%, and operating income dollars decreased $0.3 million, or 10%, compared to first quarter 2017. The Werner Logistics gross margin percentage in first quarter 2018 of 14.6% decreased 96 basis points compared to the gross margin percentage of 15.6% in first quarter 2017. The Werner Logistics operating income percentage in first quarter 2018 of 2.3% decreased 71 basis points from first quarter 2017 of 3.1%. Tighter carrier capacity in first quarter 2018 compared to first quarter 2017 resulted in higher purchased transportation costs for the Company’s predominately contractual logistics business causing the lower gross margin and operating income percentages.

In first quarter 2018, Werner Logistics achieved 36.3% revenue growth year over year in our truck brokerage solution, including transactional brokerage. Our freight management and international solutions had revenue growth, while intermodal had slightly lower revenues due to a planned comprehensive yield initiative that led to a volume decline. The Werner Logistics operating income percentage improved sequentially the last two quarters, from 1.3% in third quarter 2017 to 1.8% in fourth quarter 2017 to 2.3% in first quarter 2018. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings, particularly as the market strengthens and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers. Achieving contractual rate increases in 2018 to recoup rising costs of third-party capacity is a focus for Werner Logistics.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $60.7 million and $48.0 million in first quarters 2018 and 2017, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2018	2017	Difference
Truckload Transportation Services	91.0%	93.0%	(2.0)%
Werner Logistics	97.7%	96.9%	0.8%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for first quarter 2018 and first quarter 2017 are 92.3% and 93.9%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of March 31, 2018, we had $75 million of debt outstanding and over $1.2 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of April 19, 2018

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018		2017
	$	%	$	%
Operating revenues	$562,684	100.0	$501,221	100.0
Operating expenses:
Salaries, wages and benefits	182,794	32.5	160,839	32.1
Fuel	59,032	10.5	45,156	9.0
Supplies and maintenance	45,739	8.1	38,232	7.6
Taxes and licenses	22,493	4.0	20,786	4.2
Insurance and claims	21,158	3.8	19,840	4.0
Depreciation	55,506	9.9	55,336	11.0
Rent and purchased transportation	135,922	24.2	126,425	25.2
Communications and utilities	4,107	0.7	4,072	0.8
Other	818	0.1	4,563	0.9
Total operating expenses	527,569	93.8	475,249	94.8
Operating income	35,115	6.2	25,972	5.2
Other expense (income):
Interest expense	482	0.1	776	0.2
Interest income	(740)	(0.1)	(914)	(0.2)
Other	53	—	53	—
Total other expense (income)	(205)	—	(85)	—
Income before income taxes	35,320	6.2	26,057	5.2
Income tax expense (benefit)	7,513	1.3	10,038	2.0
Net income	$27,807	4.9	$16,019	3.2

Diluted shares outstanding	72,671		72,447
Diluted earnings per share	$0.38		$0.22

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2018	2017
Revenues
Truckload Transportation Services	$431,556	$385,003
Werner Logistics	117,420	99,853
Other (1)	13,259	16,110
Corporate	907	422
Subtotal	563,142	501,388
Inter-segment eliminations (2)	(458)	(167)
Total	$562,684	$501,221

Operating Income
Truckload Transportation Services	$33,422	$23,466
Werner Logistics	2,757	3,049
Other (1)	(386)	145
Corporate	(678)	(688)
Total	$35,115	$25,972

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities. On January 1, 2018, we adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers”, using the modified retrospective transition method, and comparative information has not been restated. Adoption of the new standard resulted in a $3.1 million reduction of Other revenues that would have been reported as Other operating expense prior to the new standard with no impact to operating income.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of April 19, 2018

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2018	2017	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.56%	12.39%	1.4%
Average completed trip length in miles (loaded)	449	469	(4.3)%
Average tractors in service	7,427	7,199	3.2%
Average revenues per tractor per week (1)	$3,772	$3,531	6.8%
Total trailers (at quarter end)	22,460	22,035
Total tractors (at quarter end)
Company	6,780	6,455
Independent contractor	605	725
Total tractors	7,385	7,180

Werner Logistics segment
Average tractors in service	43	62
Total trailers (at quarter end)	1,730	1,780
Total tractors (at quarter end)	44	55

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2018	2017
Capital expenditures, net	$55,506	$14,594
Cash flow from operations (1)	99,862	85,928
Return on assets (annualized)	6.1%	3.6%
Return on equity (annualized)	9.3%	6.4%

(1) On January 1, 2018, we adopted Accounting Standards Update 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, by applying the retrospective transition method to each period presented. Adoption of the guidance resulted in an $11.0 million increase to first quarter 2017 cash flow from operations.

Werner Enterprises, Inc. - Release of April 19, 2018

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2018	December 31, 2017
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$38,789	$13,626
Accounts receivable, trade, less allowance of $8,436 and $8,250, respectively	301,967	304,174
Other receivables	17,076	26,491
Inventories and supplies	10,620	11,694
Prepaid taxes, licenses and permits	11,991	15,972
Other current assets	30,824	28,272
Total current assets	411,267	400,229

Property and equipment	2,126,307	2,114,337
Less – accumulated depreciation	776,125	767,474
Property and equipment, net	1,350,182	1,346,863

Other non-current assets	60,596	60,899
Total assets	$1,822,045	$1,807,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$—	$21,539
Accounts payable	83,295	73,802
Insurance and claims accruals	73,674	79,674
Accrued payroll	30,733	32,520
Other current liabilities	24,095	24,642
Total current liabilities	211,797	232,177

Long-term debt, net of current portion	75,000	75,000
Other long-term liabilities	12,045	12,575
Insurance and claims accruals, net of current portion	108,560	108,270
Deferred income taxes	201,539	195,187

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,454,202 and 72,409,222 shares outstanding, respectively	805	805
Paid-in capital	102,904	102,563
Retained earnings	1,292,618	1,267,871
Accumulated other comprehensive loss	(13,232)	(15,835)
Treasury stock, at cost; 8,079,334 and 8,124,314 shares, respectively	(169,991)	(170,622)
Total stockholders’ equity	1,213,104	1,184,782
Total liabilities and stockholders’ equity	$1,822,045	$1,807,991

Werner Enterprises, Inc. - Release of April 19, 2018

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.